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                                                                  Exhibit 1(c)


                          VANGUARD QUANTITATIVE FUNDS

                  Amendment No. 1 to the Declaration of Trust


     The undersigned, being a majority of the Trustees of Vanguard Quantitative Funds (the "Trust"), a Delaware business trust, acting pursuant to Article VIII,
Section 4 of the Trust's Declaration of Trust, do hereby amend Article VIII,
Section 3 of the Trust's Declaration of Trust to read as follows:

     Section 3. Merger and Consolidation. The Trustees may cause (i) the Trust or one or more of its Series to the extent consistent with applicable law to be merged into or consolidated with another Trust, series or Person, (ii) the Shares of the Trust or any Series to be converted into beneficial interests in another business trust (or series thereof), (iii) the Shares to be exchanged for assets or property under or pursuant to any state or federal statute to the extent permitted by law or (iv) a sale of assets of the Trust or one or more of its Series. Such merger or consolidation, Share conversion, Share exchange or sale of assets must be authorized by vote as provided in Article V, Section 3 herein; provided that in all respects not governed by statute or applicable law, the Trustees shall have power to prescribe the procedure necessary or appropriate to accomplish a sale of assets, Share exchange, merger or consolidation including the power to create one or more separate business trusts to which all or any part of the assets, liabilities, profits or losses of the Trust may be transferred and to provide for the conversion of Shares of the Trust or any Series into beneficial interests in such separate business trust or trusts (or series thereof); and further provided that no vote of shareholders will be required to approve an acquisition by the Trust or one or more of its Series of all or substantially all of the assets of another investment company or any series thereof in exchange solely for Shares.

     Pursuant to Article VIII, Section 4 of the Declaration of Trust, this Amendment No. 1 shall become effective upon its execution by a majority of the Trustees. This Amendment No. 1 to the Declaration of Trust may be executed in one or more counterparts, each of which shall be deemed to be an original.